Exhibit 10.1

FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

This First Amendment to Revolving Credit and Security Agreement, is dated the 26th day of July, 2012, by and among Horsehead Corporation, a Delaware corporation (the “Borrower), Horsehead Holding Corp., a Delaware corporation (“Holding”), Chestnut Ridge Railroad Corp., a Delaware corporation (“Chestnut Ridge”, and together with Holding, each a “Guarantor and collectively, the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”) (the “First Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrower, Holding, the Lenders party thereto and the Agent entered into that certain Revolving Credit and Security Agreement, dated September 28, 2011, pursuant to which, among other things, the Lenders agreed to extend credit to the Borrower (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.2 of the Credit Agreement is hereby amended by deleting the following definition in its entirety:

“Project Indebtedness”

3. Section 1.2 of the Credit Agreement is hereby amended by inserting the following definitions in their entirety in their proper alphabetical order:

“Chestnut Ridge” shall mean Chestnut Ridge Railroad Corp., a Delaware corporation.

“Collateral Agent” shall mean the Collateral Agent (as defined in the Intercreditor Agreement).

“Environmental Indemnity” shall mean any environmental indemnity agreement made by the Loan Parties to the Agent relating to any environmental liabilities associated with the Premises as set forth therein, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“First Amendment Closing Date” shall mean July 26, 2012.

“Grantor” or “Grantors” shall mean, singularly or collectively, as the context may require, each Loan Party (other than Holding).

“Indenture Collateral Documents” shall mean the Indenture Collateral Documents (as defined in the Intercreditor Agreement).

“Indenture Documents” shall mean the Indenture, the Indenture Notes, the Indenture Collateral Documents and all other agreements, documents, schedules, exhibits and instruments executed or to be executed or delivered in connection therewith, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part, as amended, modified or supplemented from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement.

“Indenture” shall mean that certain Indenture, dated the First Amendment Closing Date, by and among Holding, the other Grantors (as defined therein) party thereto, the Trustee and the Collateral Agent.

“Indenture Notes” shall mean the Notes (as defined in the Intercreditor Agreement).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated the First Amendment Closing Date, by and between the Agent and the Collateral Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms thereof.

“Mortgages” shall mean a collective reference to each mortgage, deed of trust, deed to secure debt and any other agreement, document or instrument under which any Lien on the Real Property is granted in favor of the Agent to secure the Obligations or under which rights or remedies with respect to any such Liens are governed.

“Premises” shall have the meaning set forth in Section 6.10.

“Trustee” shall mean the Trustee (as defined in the Intercreditor Agreement).

4. Section 1.2 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Subsidiary Stock;

(g) all of each Grantor’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Grantor’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to each Grantor from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of each Grantor’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Grantor, all real and personal property of third parties in which such Grantor has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which any Grantor has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Grantor;

(h) all of each Grantor’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Grantor or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph; and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

in each case, other than Excluded Property of each Grantor, provided, however, that, if and when the prohibition which prevents the granting by any Grantor to the Agent of a security interest in such Excluded Property is removed or otherwise terminated, the Agent shall, to the extent permitted by applicable law, be deemed to have, and at all times from and after the date hereof to have had, a security interest in and pledge of such Excluded Property.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Grantor, pursuant to which such Grantor is to deliver any personal property or perform any services.

“Equipment” shall mean and include as to each Grantor all of such Grantor’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“General Intangibles” shall mean and include all of each Grantor’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Grantor to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Guarantor” or “Guarantors” shall mean, singularly or collectively, as the context may require, Holding, Chestnut Ridge, each Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 15.18 and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and shall extend to all permitted successors and assigns of such Persons.

“Guaranty” shall mean (i) the Guaranty and Suretyship Agreement made by Holding in favor of Agent for its benefit and for the ratable benefit of Lenders, (ii) the Guaranty and Suretyship Agreement made by Chestnut Ridge in favor of Agent for its benefit and for the ratable benefit of Lenders, and (iii) any other guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Guarantees” means collectively, all such Guarantees.

“Inventory” shall mean and include all of each Grantor’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Grantor’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include all of each Grantor’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Other Documents” shall mean the Notes, any Guaranty, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, the IP Security Agreement, the Notice of Waiver of Rights, any Lien Waiver Agreement, the Fee Letter, the Mortgages, the

Environmental Indemnity, the Intercreditor Agreement and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent for the benefit of Agent and Lenders;

(b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing;

(d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f) Liens arising by virtue of the rendition, entry or issuance against any Borrower Party or any Subsidiary, or any property of any Borrower Party or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;

(g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of any Borrower Party and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.7(c);

(i) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Property, if applicable, and which do not, individually or in the aggregate (i) materially interfere with the occupation, use or enjoyment by the applicable Borrower Party of its business or property so encumbered and (ii) do not materially and adversely affect the value of such Real Property;

(j) Liens arising from the precautionary UCC financing statements filed under any lease or license permitted by this Agreement;

(k) Liens of local or state authorities for franchise or other like Taxes, provided that such liens do not exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate at any time for the Borrower;

(l) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where any Borrower Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(n) Liens disclosed on Schedule 1.2(B);

(o) Liens in favor of the Collateral Agent pursuant to the Indenture Collateral Documents; provided that such Liens are subject to, or provided pursuant to the terms of, the Intercreditor Agreement; and

(p) other Liens on assets securing Indebtedness not exceeding Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate at any time for all Borrower Parties; and

(q) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) through (n), provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that was the subject to the Lien so extended, renewed or replaced (plus any improvements on such property) and provided that any such extension, renewal or replacement Lien shall not secure an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses in the case of Indebtedness permitted pursuant to this Agreement) greater than the amount outstanding immediately prior to such extension, renewal or replacement Lien.

“Pledge Agreement” shall mean (i) the Pledge Agreement dated of even date herewith made by Holding to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of the Borrower, (ii) the Pledge Agreement, dated the First Amendment Closing Date, made by the Borrower to Agent for the benefit of Lenders, with respect to all of the issued and outstanding capital stock of Chestnut Ridge and (iii) any other Pledge Agreement executed and delivered by any Loan Party to Agent for the benefit of Lenders with respect to the Subsidiary Stock, in each case together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof, and “Pledge Agreements” means collectively, all such Pledge Agreements.

“Receivables” shall mean and include all of each Grantor’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Grantor by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Grantor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

5. Article IV of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

IV.	COLLATERAL: GENERAL TERMS.

4.1 Security Interest in the Collateral.

To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Grantor hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and

Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Grantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Grantor shall promptly provide Agent with written notice of all commercial tort claims to the extent that the damages sought for all commercial tort claims of such Grantor exceeds One Million and 00/100 Dollars ($1,000,000.00) in the aggregate, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, the applicable Grantor shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2 Perfection of Security Interest.

Each Grantor shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Grantor hereby authorizes Agent to file against such Grantor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders promptly upon written demand but in any event no later than ten (10) days after such demand.

4.3 Disposition of Collateral.

Each Grantor will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise permitted under this Agreement.

4.4 Preservation of Collateral.

In addition to the rights and remedies set forth in Section 11.1 hereof, upon the occurrence and during the continuance of an Event of Default, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Grantor’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Grantor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Grantor’s owned or leased property. Each Grantor shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Grantor shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Grantor or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of any Grantor that appear on such documents and agreements shall be genuine and the applicable Grantor shall have full capacity to execute same; and (iv) each Grantor’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and except as otherwise permitted under this Agreement.

(b) (i) There is no location at which any Grantor has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the First Amendment Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Grantor is stored; none of the receipts received by any Grantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the First Amendment Closing Date of (A) each place of business of each Grantor and (B) the chief executive office of each Grantor; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the First Amendment Closing Date of the location, by state and street address, of all Real Property owned or leased by each Grantor, together with the names and addresses of any landlords.

4.6 Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Grantor shall, without Agent’s prior written consent, pledge, sell (except as otherwise permitted under this Agreement), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Grantor shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, the applicable Grantor shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Grantor shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into such Grantor’s possession, they, and each of them, shall be held by such Grantor in trust as Agent’s trustee, and such Grantor will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7 Books and Records.

Each Grantor shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the applicable Grantor.

4.8 Intentionally Omitted.

4.9 Compliance with Laws.

Each Grantor shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Grantor’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The assets of each Grantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of such Grantor so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises; Appraisals.

At all reasonable times and upon prior notice to the applicable Grantor if no Event of Default has occurred and is continuing, Agent and each Lender (at such Lender’s sole expense) shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Grantor’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of such Grantor’s business. Agent, any Lender (at such Lender’s sole expense) and their agents may enter upon any premises of any Grantor at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of any Grantor’s business. Further, at such times as Agent deems advisable or necessary, Agent shall cause to be conducted an appraisal of the Inventory of any Grantor and/or a field examination of any Grantor; provided that the Grantors shall be responsible for the expense of any such appraisal and/or field examination no more than (i) one (1) time per year with respect to the Grantors’ Inventory, and (ii) one (1) time per year with respect to field examinations, unless in any case an Event of Default has occurred and is continuing, in which event no such frequency limitation shall apply and the Grantors shall be responsible for any expenses associated with any and all appraisals and field examinations conducted pursuant to this Section 4.10.

4.11 Insurance.

The assets and properties of each Grantor at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Grantor so that such insurance shall remain in full force and effect. Each Grantor shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At the Grantor’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Grantor shall (a) keep all its insurable properties and properties in which such Grantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Grantor’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Grantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Grantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Grantor is engaged in business; and (e) furnish Agent with (i) evidence of the maintenance of such policies by the renewal thereof before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional named insured and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless prior written notice is given to Agent in accordance with the terms and provisions of the applicable insurance policy(ies). Each Grantor shall provide copies of all such insurance policies (including the appropriate lender loss payee, mortgagee and additional insured endorsements) within thirty (30) days after Agent’s reasonable request, however, only certificates of insurance shall be required on the Closing Date. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and each Grantor to make payment for such loss to Agent and not to such Grantor and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Grantor and Agent jointly, Agent may endorse such Grantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized during the existence of an Event of Default to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to the applicable Grantor or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Grantors to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to the Grantors insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by the Grantors which insure the Grantors’ insurable properties to the extent (i) no Event of Default or Default shall have occurred and be continuing and (ii) Undrawn Availability, both prior to and after giving effect to any such payment, is equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00). In the event either (i) an Event of Default or Default shall have occurred and be continuing or (ii) Undrawn Availability, both prior to and after giving effect to any such payment, is less than Twenty Million and 00/100 Dollars ($20,000,000.00), then Agent may, in its sole discretion, either remit the insurance proceeds to Grantors upon Grantors providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by the Grantors to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of the condition that the Grantors shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose.

4.12 Failure to Pay Insurance.

If any Grantor fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Grantor, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes

Each Grantor will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Grantor or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Grantor and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to any Grantor pay the taxes, assessments or other Charges and each Grantor hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or

Charges to the extent that any Grantor has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until the Grantors shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to the Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14 Payment of Leasehold Obligations.

Each Grantor shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Grantor, or work, labor or services theretofore rendered by the applicable Grantor as of the date each Receivable is created. Same shall be due and owing in accordance with each Grantor’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by such Grantor to Agent.

(b) Solvency of Customers. Each Customer, to the actual knowledge of each Grantor, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Grantor who are not solvent such Grantor has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of the Grantors. Each Grantor’s chief executive office is located at the address specified on Schedule 4.5 with respect to such Grantor. Until written notice is given to

Agent by any Grantor of any other office at which such Grantor keeps its books and records, all such books and records shall be kept at 4955 Steubenville Pike, Suite 405, Pittsburgh, PA 15205.

(d) Collection of Receivables. Prior to a Cash Dominion Event, each Grantor will, at such Grantor’s sole cost and expense, collect all amounts due on Receivables; provided, however, that to the extent such Grantor deposits such amounts in an account, such account shall be an account with respect to which a Blocked Account Agreement has been entered into but will not go into effect until the occurrence of a Cash Dominion Event. Upon the occurrence of a Cash Dominion Event and until, as applicable, no Event of Default shall have occurred and be continuing or upon the occurrence of a Testing Event Cure, each Grantor shall deliver to the Agent, or deposit in the Blocked Account, on Agent’s behalf and for Agent’s account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness payable to such Grantor on Receivables, and shall not commingle such collections with such Grantor’s funds or use the same except to pay Obligations.

(e) Notification of Assignment of Receivables. At any time upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f) Power of Agent to Act on each Grantor’s Behalf. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Grantor any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Grantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Grantor hereby constitutes Agent or Agent’s designee as such Grantor’s attorney with power, at any time after the occurrence and during the continuance of an Event of Default, (i) to endorse such Grantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Grantor’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Grantor’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time, after the occurrence and during the continuance of an Event of Default, to change the address for delivery of mail addressed to any Grantor to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Grantor.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of Agent or any Lender. At any time after the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Grantor, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. At any time after the occurrence and during the continuance of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Receivables, without notice to or consent by any Grantor, all without discharging or in any way affecting any Grantor’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. Upon the occurrence of a Cash Dominion Event and until, as applicable, no Event of Default shall have occurred and be continuing or upon the occurrence of a Testing Event Cure, all proceeds of Collateral shall be remitted directly by the customers of each Grantor to (or, to the extent such Grantor received such proceeds directly, they shall be deposited by such Grantor into) either a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by such Grantor and be acceptable to Agent. Each Grantor, Agent and each Blocked Account Bank shall enter into a deposit account control agreement (each, a “Deposit Account Control Agreement”) in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and each Grantor shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Alternatively, upon the occurrence of a Cash Dominion Event and until, as applicable, no Event of Default shall have occurred and be continuing or upon the occurrence of a Testing Event Cure, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and each Grantor shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts. All deposit accounts and investment accounts of each Grantor and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Adjustments. No Grantor shall, without Agent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Grantor.

4.16 Inventory.

To the extent Inventory held for sale or lease has been produced by any Grantor, it has been and will be produced by such Grantor in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17 Maintenance of Equipment.

The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. No Grantor shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.18 Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as any Grantor’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Grantor’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Grantor of any of the terms and conditions thereof.

4.19 Environmental Matters.

(a) Each Grantor shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws except to the extent any such failure to comply is not reasonably likely to have a Material Adverse Effect and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Each Grantor shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, judgments, suits, fines and penalties and disbursements of any kind, including reasonable attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge or to the presence of any Hazardous Substances resulting from actions on the part of Agent or any Lender. Each Grantor’s obligations under this Section 4.19(b) shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Each Grantor’s obligations and the indemnifications hereunder shall survive the termination of this Agreement for a period of five (5) years.

(c) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Grantor’s right, title and interest in and to its owned and leased premises.

4.20 Financing Statements.

Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2(B), no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

6. The following new Section 6.10 is hereby added to the Credit Agreement, immediately after Section 6.9 of the Credit Agreement:

6.10 Mortgages and Related Items.

With respect to any fee interest in (x) any real property other than Excluded Property or (y) any real property which is subject to a Permitted Encumbrance described in clause (o) of the definition thereof (individually and collectively, the “Premises”)

(a) owned by any Grantor on the First Amendment Closing Date or (b) acquired by any Grantor after the First Amendment Closing Date, in each case, within ninety (90) days of the First Amendment Closing Date, in the case of clause (a), or within ninety (90) days of the acquisition thereof, in the case of clause (b):

(i) the applicable Grantor shall deliver to the Agent, as mortgagee for the ratable benefit of Lenders, fully executed counterparts of Mortgages (which Mortgages shall be substantially in the form of Exhibit 6.10 hereto with such modifications as may be necessary or advisable under applicable law in the jurisdiction where the applicable real property is located), duly executed by such Grantor, and corresponding fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be necessary to create a valid, perfected Liens, subject to Permitted Encumbrances, against the properties purported to be covered thereby;

(ii) the applicable Grantor shall deliver to the Agent (i) mortgagee’s title insurance policies in favor of the Agent, (x) with respect to such Premises described in clause (a) above, in an aggregate amount equal to the principal amount of the Notes and (y) with respect to any Premises described in clause (b) above, in an amount equal to the fair market value of the Premises purported to be covered by the related Mortgage, in each case, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Encumbrances, and such policies shall also include, to the extent available in the applicable jurisdiction, customary endorsements or such endorsements as the Agent may reasonably request, and shall be accompanied by evidence of the payment in full of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(iii) the applicable Grantor shall deliver to the Agent, with respect to each of the covered Premises, all existing surveys of such Premises;

(iv) the applicable Grantor shall deliver to the Agent a standard flood hazard determination form with respect to each of the covered Premises, prepared by a flood determination company of national standing stating whether or not any portion of such Premises is in a federally designated special flood hazard area and, if such Premises are located in a federally designated special flood hazard area, the applicable Grantor which owns such Premises shall keep the improvements on the Premises insured against loss by flood in an amount at least equal to the outstanding Obligations or the maximum limit of coverage available with respect to such improvements under the applicable Federal statute, whichever is less;

(v) the applicable Grantor shall deliver to the Agent opinions from legal counsel reasonably acceptable to the Agent in the jurisdictions where such Premises are located and opinions from legal counsel reasonably acceptable to the Agent in the jurisdictions of formation of the applicable Grantor entering into the relevant Mortgages, in each case covering such matters as may be customary for transactions of this type and such other matters as the Agent may reasonably request, including, without limitation, the enforceability of the relevant Mortgages; and

(vi) the Loan Parties shall deliver to the Agent such other information, documentation and certificates as may be reasonably required by the Agent or as may be necessary in order to create a valid, perfected first and subsisting Lien, subject to Permitted Encumbrances, against the properties covered by the Mortgages.

With respect to any Premises which is subject to a Mortgage in favor of the Agent solely as a result of the requirement in clause (y) of the preceding paragraph, the applicable Grantor may request that the Agent terminate such Mortgage upon the release of all such Permitted Encumbrances on such Premises described in such clause (y).

7. Section 7.3 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.3 Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on

Schedule 7.3, (b) guarantees in respect of any Indebtedness or obligations of a Borrower Party to the extent that such Indebtedness or other obligations would not otherwise be prohibited by Section 7.7, (c) the endorsement of checks in the Ordinary Course of Business, (d) so long as such guarantee is unsecured, the guaranty of the Indebtedness of Holding under any Holding Bond Issuances by any Borrower Party and (e) the guaranty of the Indebtedness of Holding under the Indenture Documents by any Borrower Party in the aggregate principal amount for all Borrower Parties not to exceed Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) at any time (including any extensions, renewals or refinancings thereof as permitted pursuant to the terms of the Intercreditor Agreement).

8. Section 7.5 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.5 Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) advances, loans or extensions of credit to a Borrower Party, (c) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of Fifty Thousand and 00/100 Dollars ($50,000.00) at any time outstanding, (d) advances, loans and extensions of credit from any Borrower Party to Holding to enable Holding to make payments and/or prepayments as required or permitted under the terms and provisions of any applicable Holding Bond Issuances or under any Indenture Document so long as no Event of Default shall have occurred or shall occur as a result of giving effect to any such advance, loan or extension of credit and (e) other advances, loans or extensions of credit in an aggregate amount at any time not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) for all Borrower Parties.

9. Section 7.6 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.6 Dividends/Distributions.

Declare, pay or make any dividend or distribution on any shares of the common stock, preferred stock, membership interests or partnership interests of any Borrower Party or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common stock, preferred stock, membership interests or partnership interests or of any options to purchase or acquire any such shares of common or preferred stock, membership interests or partnership interests of any Borrower Party, except that (i) any Borrower Party may make any such payment or distribution to another Borrower Party, (ii) so long as no Event of Default shall have occurred and be continuing or shall occur as a result of giving effect to any such payment, the Borrower Parties shall be permitted to pay dividends or distributions to Holding to enable Holding to make payments as required or permitted under any Holding Bond Issuance or under any Indenture Document and (iii) so long as (y) no Event of Default or Default shall have occurred and be continuing or shall occur as a result of giving effect to any such payment and (z) Undrawn Availability, both prior to and after giving effect to any such payment, is equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00), the Borrower Parties shall be permitted to pay dividends or distributions.

10. Clause (d) of Section 7.7 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(d) Reserved;

11. Section 7.11(a) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a) Form any Subsidiary unless (i) such Subsidiary becomes a Guarantor for the Obligations and among other things, executes a Guaranty in form and substance satisfactory to Agent, (ii) Agent shall have received all documents, including organizational documents and legal opinions, it may reasonably require in connection therewith and (iii) the Subsidiary created by such Borrower Party shall grant first priority, perfected Liens in its assets to Agent for the benefit of Lenders covering the same type of assets as the Collateral, and the applicable Borrower Party shall pledge all of the Equity Interests in such Subsidiary owned by such Borrower Party to Agent for the benefit of Lenders pursuant to a Pledge Agreement.

12. Section 7.20 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.20 Other Agreements.

Enter into any amendment, waiver or modification of any (i) Indenture Document, except as permitted by the terms of the Intercreditor Agreement, or (ii) other contract, document or agreement in a manner that would be materially adverse to Agent or any Lender.

13. Section 7.21 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.21 Double Negative Pledge.

Enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, any Holding Bond Issuances or the Indenture Documents, which prohibits or limits the ability of such Borrower Party to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, stock or other equity interests, as the case may be) of such Borrower Party.

14. Section 10.11 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.11 Lien Priority.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien (subject only to the Permitted Encumbrances that are specifically entitled pursuant to applicable law, or specifically acknowledged in writing by Agent, to have priority over Agent’s Liens);

15. Schedules 4.5, 4.19 and 7.1 to the Credit Agreement are hereby deleted in their entirety and in their stead, respectively, are inserted Schedules 4.5, 4.19 and 7.1 attached hereto.

16. Exhibit 6.10 attached hereto is hereby incorporated into the Credit Agreement as Exhibit 6.10 thereto.

17. The List of Exhibits and Schedules is hereby amended to include a reference to Exhibit 6.10.

18. The Credit Agreement, each Pledge Agreement and the IP Security Agreement are hereby amended to add the following language to the end of each respective document, immediately prior to the signature page(s) to such respective document (with the term “Agreement” set forth below replaced with the term “Pledge Agreement” in each Pledge Agreement and the term “Security Agreement” in the IP Security Agreement):

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the Other Documents and the exercise of any right or remedy by the Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to lien priority or rights and remedies in connection with the Shared Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

19. The provisions of Section 2 through and including Section 18 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this First Amendment, duly executed by the Borrower, the Guarantors, the Lenders and the Agent;

(b)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

20. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, as set forth in this First Amendment or to the extent and for so long as any applicable, representation, warranty, agreement or covenant is directly or indirectly modified by the Agent’s (for itself and on behalf of the Lenders) entering into the Intercreditor Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

21. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, the IP Security Agreement, the Mortgage, the Lease Assignment and the Life Insurance Assignments continue to secure prompt payment when due of the Obligations.

22. The Loan Parties hereby represent and warrant to the Lenders and the Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Loan Parties executing this First Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

23. The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Other Documents.

24. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

25. The agreements contained in this First Amendment are limited to the specific agreements contained herein. Except as amended hereby, including, without limitation, the amendments and modifications effected pursuant to Section 20 of this First Amendment, all of the terms and conditions of the Credit Agreement and the Other Documents shall remain in full force and effect. This First Amendment amends the Credit Agreement and is not a novation thereof.

26. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

27. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof. The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the Commonwealth of Pennsylvania with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWER:

Horsehead Corporation

By:	/s/ Robert D. Scherich	(SEAL)
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer

GUARANTORS:

Horsehead Holding Corp.

By:	/s/ Robert D. Scherich	(SEAL)
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer
Chestnut Ridge Railroad Corp.

By:	/s/ Robert D. Scherich	(SEAL)
Name: Robert D. Scherich
Title: Vice President and Chief Financial Officer

AGENT AND LENDER:

PNC Bank, National Association

By:	/s/ Douglas Hoffman
Name: Douglas Hoffman Title: Vice President

Schedule 4.5

Equipment and Inventory Locations

Location	Address	Owned or Leased or Third Party Warehouse	Borrower Party with Assets at Location
Monaca, PA	300 Frankfort Road Monaca, PA 15061-2210	Owned	Horsehead Corporation

Pittsburgh, PA (Chief Executive Office)	4955 Steubenville Pike, Suite 405 Pittsburgh, PA 15205	Leased (Massaro Corporation)	Horsehead Corporation

Calumet, IL	2701 E. 114th Street Chicago, IL 60617-6449	Owned	Horsehead Corporation

Barnwell, SC	941 Technology Drive Barnwell, SC 29812-8650	Owned	Horsehead Corporation

Rockwood, TN	P.O. Box 5 Rockwood, TN 37854	Owned	Horsehead Corporation

Palmerton, PA	900 Delaware Avenue Palmerton, PA 18071-2008	Owned	Horsehead Corporation

Buena Park, CA	P.O. Box 6798, Buena Park, CA 90622	Third Party Warehouse (H.M. Royal)	Horsehead Corporation

Valley, NE	P.O. Box 358, Highway 275, Valley, NE 68064	Third Party Warehouse (Valmont Industries)	Horsehead Corporation

Sandy Springs, SC	6301 Highway 76, Sandy Springs, SC 29677	Third Party Warehouse (Michelin)	Horsehead Corporation

Anderson, SC	1 Bib Way, Anderson, SC 29626	Third Party Warehouse (Michelin)	Horsehead Corporation

Bartlesville, OK	Old Highway 90, PO Box 3467, Beaumont, Texas 77704-3467	Owned	Horsehead Corporation

Cool Springs Township, NC	685 Old Caroleen Road, Cool Springs Township, Rutherford Country, North Carolina	Third Party Warehouse	Horsehead Corporation

Schedule 4.19

Owned and Leased Real Property

(All owned or leased by Borrower)

Location	Address	Owned or Leased
Monaca	300 Frankfort Road Monaca, PA 15061-2210	Owned

Pittsburgh	4955 Steubenville Pike, Suite 405 Pittsburgh, PA 15205	Leased

Calumet	2701 E. 114th Street Chicago, IL 60617-6449	Owned

Rockwood	P.O. Box 5 Rockwood, TN 37854	Owned

Palmerton	900 Delaware Avenue Palmerton, PA 18071-2008	Owned

Bartlesville, OK	Highway 123 & West 11th Street, Bartlesville, Oklahoma 74003	Owned

Beaumont, TX	Old Highway 90, PO Box 3467, Beaumont, Texas 77704-3467	Owned

Mooresboro, NC	484 Hicks Grove Road Mooresboro, NC 28114	Owned

Schedule 7.1

Excluded Property

1.	(A) All real property, improvements and fixtures owned by Horsehead Corporation and located in Potter and Center Townships, Beaver County, Pennsylvania and identified by the following tax parcel numbers:

a)	73-163-0188-000-1;

b)	73-163-0189-000-1;

c)	73-163-0190-000-1;

d)	73-163-0191-000-1;

e)	73-163-0192-000-1;

f)	73-163-0193-000-1;

g)	73-163-0194-000-1;

h)	73-163-0197-000-1;

i)	73-163-0199-000-1;

j)	73-163-0201-003-1;

k)	73-163-0202-001-1;

l)	73-172-0189-002-1;

m)	73-172-0201-000-1;

n)	73-172-0203-000-1;

o)	73-172-0203-001-1;

p)	73-172-0203-002-1;

q)	73-172-0203-003-1;

r)	73-172-0203-004-1;

s)	73-172-0213-000-1;

t)	73-173-0249-002-1;

u)	73-173-0250-000-1;

v)	73-173-0250-005-1; and

w)	73-173-0308-000-1.

(B)	The following Equipment located at the foregoing tax parcels:

Sys No	Ext
000168	No 1 Unit Primary Precipitator 000
000203	#2 Unit Power Plant Long D 000
000408	Power Plt NOX Compliance 000
000436	Replace #2 Unit Cyclotrell Tub 000
000438	Replace #6 Coal Bin 000
000441	Replace 2 Coal Bins 000
000442	Coal Bins 000
000444	Power Plt Asbestos encap 000
000535	PRB Coal Phase 1 (Pwr Plt) 000
000536	PRB Coal Phase 2 (Pwr Plt) 000
000549	#1 unit ID Fan Wheel 000
000575	Pwr Plt Unit #1 Improvements 000
000604	Repl Fork Truck (PPlt) 000
000652	#1 Main Feed Pump 000
000653	#1 Boiler Backpass 000
000654	#1 Turbine Repairs 000
000655	Rebid Coal Barge Unloader Motor 000
000656	Rebld Condensate Pump 000
000662	#2 Main Boiler Pump Rebld (PPlt) 000
000663	3 New Air Compressors (PPlt) 000
001299	Spare ID Fan Motor Power Plant 000
001314	Computer Hdwe - Pwr Plt 000
001320	South Traveling Screen - Pwr Plt 000

Sys No	Ext
001321	Repl Stack Cap - Pwr Plt 000
001324	Recondition T-2 Transformer (PPlt) 000
001325	Repl #1 Coal Belt - Pwr Plt 000
001338	#2 Burner Ignition Sys - Pwr Plt 000
001341	Upgrade Instrumentation (PPlt) 000
001362	Bottom Ash Pump - Pwr Plt 000
001363	Condensate Pump O’haul - Pwr Plt 000
001364	Condenser Expansion - Pwr Plt 000
001365	Drip Pump - Pwr Plt 000
001366	Unit #2 Precip Wire Repl - Pwr Plt 000
001461	Clinker Grinder - PPlt 000
001462	Bucket for Coal Barge Unloader 000
001465	Unit #2 ID Fan Expan Joints - PPlt 000
001479	Turbine Oil Purification - Pwr Plt 000
001562	HV Line Support (Compr Hse) 000
001576	Accoustic Cleaners #1 Unit - Pwr Plt 000
001577	Unit #2 Valve Overhauls - Pwr Plt 000
001583	Barge Unloader Safety Work - PPlt 000
001584	Unit #1 Upper Arch Tube Repl - Pwr Plt 000
001585	Unit #1 Air Preheater Baskets & Seals 000
001586	Unit #1 ID Fan Expan Joints - PPlt 000
001587	#2 Sluice Pump Assmbly - PPlt 000

Sys No	Ext
001594	Bulldozer Overhaul - Pwr Plt 000
001598	#83 Auto Transfer Switch - Pwr Plt 000
001709	Barge Unloader Controls - Pwr Plt 000
001710	Unit #1 Precip Wire Repl - Pwr Plt 000
001711	Precipitator Vibr Controls - Pwr Plt 000
001712	Coal Mill Rebuild - Pwr Plt 000
001713	Bearing & Oil Seals - #1 Turb Generator 000
001744	Bulk Storage Tank - Pwr Plt 000
001746	New Coal Bucket for Barge Unloader 000
001755	Rewind #2 ID Fan Motor Drive - Pwr Plt 000
001757	Repr Unit#2 Boiler feed Pumps-PwrPlt 000
001758	Condensate Booster Assembly -Pwr Plt 000
001764	Repl #2 Traveling Screen - Pwr Plt 000
001765	Rebuild of #5 Coal Mill 000
001772	Refurb 2 Circulating H20 Pumps -PPlt 000
001774	138 KV Substation Reprs - Pwr Plt 000
001779	Refurbish #2 Circ H20 Pump - Pwr Plt 000
001780	13.5 KV Auxiliary Disconnects - Pwr Plt 000
001812	Flyash Pond Pipe Supports - Pwr Plt 000
001837	Unit #2 Coal Mill Refurbishments - PPlt 000
001846	Unit 2 Planned Outage 000
001850	Unit #2 Turbine Emergency Reprs 000

Sys No	Ext
001863	Unit #1 Generator Repair - Pwr Plt 000
001884	Reprs to #1 & #2 Flyash Ponds - Pwr Plt 000
001893	Truck - Pwr Plt 000
001904	CEC Environ Controls - Pwr Plt 000
001905	100 KW Diesel Control Power - Pwr Plt 000
001942	Repr Motor on Coal Unloader Pwr Plt 000
001943	Hi-Vac (for coal rejects) Pwr Plt 000
001955	Rebuild Spare Exciter Pwr Plt 000
001972	Repl Bulldozer Drive Assmbly- Pwr Plt 000
001974	Air Preheater Baskets & Seals - PPlt 000
001975	Rebid Coal Unloader Motor - Pwr Plt 000
002003	Lifting Equip Pwr Plt 000
002007	Industrial Engraver Pwr Plt 000
002025	Repr Unit #1 Exciter Pwr Plt 000
002028	#2 Boiler Safety Valve - Pwr Plt 000
002037	Rehab #1 Unit Aux Boiler Pwr Plt 000
002049	Water Truck Pwr Plt 000
002050	Trailer Archive Center Pwr Plt 000
002051	Repair work to Boiler Tubes - Pwr Plt 000
002138	Repl Unit 1 Pressure Cntrl Valve - PPlt 000
002153	Rbld #6 Coal Pulverizer Pwr Plt 000
002154	KL-30 Oil Filtration System Pwr Plt 000

Sys No	Ext
002158	Modular Office Space Pwr Plt 000
002199	Capacity Improvements - Pwr Plt 000
002201	Repr 4 Westinghouse Controllers PPlt 000
002234	STP Repl Blower Pwr Plt 000
002235	Sewage Plant Upgrade - Pwr Plt 000

(C) All proceeds and products of (A) and (B) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

2.	(A) All real property, improvements and fixtures owned by Horsehead Corporation and located in Bartlesville, Oklahoma and having a mailing address of Highway 123 & West 11th Street, Bartlesville, Oklahoma 74003, and the following Equipment at such location:

Sys No	Ext
Class = BUILDINGS
001277	Equidae 2003 Buildings Total 000
001278	Roofing/crane girder repair 000
001520	Roofing/Siding 000
001995	RPL ROOF ON BVILLE PROCESS BDG 000

Class = MACHINERY AND EQUIPMENT
001279	Equidae 2003 Equipment Total 000
001281	Air-ox circuit 000
001283	Mix tank replacement 000
001284	WWTP aa replacement 000
001285	Wet circuit crane 000
001286	Varian spectra replacement 000
001288	Wet circuit attrition machine 000

Sys No	Ext
001289	Forklift 000
001290	PLC data acquisition system 000
001381	Replace Wet Side Ball Mill 000
001382	Replace Wet Side Hammer 000
001383	SP-65 Hose Pumps 000
001384	SP-40 Hose Pumps 000
001572	Water truck replacement 000
001624	Larox Filter Control system 000

Class = RAILCARS
001291	Equidae 2003 Rail Cars Total 000

(B) All proceeds and products of (A) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

3.	All real property leased and all improvements and fixtures owned by Horsehead Corporation and located in Beaumont, Texas and having a mailing address of Old Highway 90, PO Box 3467, Beaumont, Texas 77704-3467, and the following Equipment at such location:

Sys No	Ext
Class = BUILDINGS
000693	OFFICE EXPANSION 000
000694	ELECTRICAL/INSTALLATION 000
000695	FOUNDATIONS/CONCRETE 000
000696	PROCESS BUILDING 000
000697	RAIL SPUR 000
000698	M/S STACK 000

Sys No	Ext
000699	M/S IRM BUILDING 000
000700	M/S FEED BINS 000
000701	M/S BLENDING BINS 000
000702	BMT FIRE DAMAGE REPLACEMENT 000

Class = LAND IMPROVEMENTS
001506	Contour&Asphalt w Drain Ditch 000
001507	East Side RR Containmnt 000

Class = MACHINERY AND EQUIPMENT
000703	PROCESS AIR COMPRESSOR 000
000705	COOLING WTR SIDE STREAM 000
000707	PD UNLOADING SCREEN 000
000708	OIL SEPARATOR 000
000709	REMOVE & REPLACE REFR LIN 000
000710	RELOCATE GAS LINE & PLOT 000

Class = ME
000711	SPARE COOLING WATER PUMP 000
000712	ELEVATE CZO RAILCAR SCREW 000
000714	PROCESS AIR COMP DRYER 000
000715	CPU SYSTEM 000
000716	REACTOR TOWER LEAN TO EXT 000
000717	PD RAIL UNLOADING SYSTEM 000
000718	PROCESS EQUIP COOLING 000
000719	M/S PIPE & CONTROL 000
000720	PROCESS EQUIPMENT AIR 000

Sys No	Ext
000723	PROCESS EQUIPMENT FLUX 000
000724	PRODUCT BAGHOUSE 000
000725	M/S MISC FAB & FREIGHT 000
000726	M/S COMBUSTION CHAMBER 000
000727	SCADA COMPUTER RPLCEMENT 000
000728	CAT 100 FORKLIFT REPLACEMENT 000
001392	Process Coke Burner Trial 000
001393	Bag House Duct Work 000
001527	Asphalt Railcar loading / unloading area 000
001528	Install Duct section btwn reactor/baghs 000
001924	Rplce Railcar Loading Screw Conveyor 000
001925	Install Car Puller 000

(B) All proceeds and products of (A) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

4.	(A) All real property, improvements, fixtures and Equipment owned or leased by Horsehead Corporation and located in Barnwell, South Carolina and having a mailing address of 941 Technology Drive, Barnwell, South Carolina 29812-8650.

(B) All proceeds and products of (A) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

5.	All intellectual property related to TR and AZSA technology.

6.	Any other real property with a fair market value, including any improvements thereon before or after the acquisition thereof, of less than $2.0 million.

FOR THE AVOIDANCE OF DOUBT, NO INVENTORY OF THE BORROWER SHALL AT ANY TIME BE INCLUDED AS EXCLUDED PROPERTY.

EXHIBIT A

PRELIMINARY CLOSING AGENDA

This preliminary closing agenda contains the documents to be delivered in connection with a certain first amendment to a credit facility provided to Horsehead Corporation, a Delaware corporation (the “Borrower”), by PNC Bank, National Association (“PNC”) and various other financial institutions from time to time (PNC and such other financial institutions are each, a “Lender” and collectively, the “Lenders”), and PNC, as administrative and collateral agent for the Lenders (in such capacity, the “Agent”).

No.	LOAN DOCUMENTS	Responsible Party	Status

1.	First Amendment to Revolving Credit and Security Agreement (the “Credit Agreement), by and among the Borrower, Horsehead Holding Corp., a Delaware corporation (“Holding”), Chestnut Ridge Railroad Corp., a Delaware corporation (“Chestnut Ridge”, and together with Holding, each a “Guarantor and collectively, the “Guarantors”) (the Borrower and the Guarantors are each, a “Loan Party” and collectively, the “Loan Parties”), the Lenders and the Agent (the “First Amendment”).	Agent	Complete

2.	Updated Schedules to the Credit Agreement as required by the terms of the First Amendment or as otherwise applicable and appropriate.	Borrower	Complete

3.	First Amendment to Guaranty and Suretyship Agreement, made by Holding for the benefit of the Agent.	Agent	Complete

4.	Guaranty and Suretyship Agreement, made by Chestnut Ridge for the benefit of the Agent.	Agent	Complete

5.	Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights and Waiver of Rights to Prior Notice and Judicial Hearing, executed by Chestnut Ridge for the benefit of the Agent.	Agent	Complete

6.	Pledge Agreement, made by the Borrower for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Chestnut Ridge (the “ Pledge Agreement”).	Agent	Complete

7.	Exhibit to the Pledge Agreement:	Borrower	Complete

a. Shares of Chestnut Ridge.

8.	Intercreditor Agreement, by and between the Agent and U.S. Bank, National Association (the “Indenture Collateral Agent”).	Agent	Complete

9.	UCC-1 Financing Statements with respect to the Credit Agreement (for Chestnut Ridge).	Agent	Drafted

10.	Landlord’s Waivers made by each landlord for the benefit of the Agent with respect to all real property leased by Chestnut Ridge.	Agent/ Borrower	N/A

11.	Warehouseman’s Waivers, Mortgagee Waivers and any other applicable waivers or agreements required by the Agent with respect to the inventory of Chestnut Ridge.	Agent/ Borrower	Under discussion

ORGANIZATIONAL DOCUMENTS Borrower

12.	Certificate of Secretary of the Borrower as to (i) resolutions of its Board of Directors authorizing the Borrower to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.	Borrower	Complete

Holding

13.	Certificate of Secretary of Holding as to (i) resolutions of its Board of Directors authorizing Holding to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.		Complete

Chestnut Ridge

14.	Certified copy of the Certificate of Incorporation of Chestnut Ridge and any amendments thereto certified by the Secretary of State of the State of Delaware.	Borrower	Complete

15.	Copy of the Bylaws of Chestnut Ridge and any amendments thereto certified by the Secretary of Chestnut Ridge.	Borrower	Complete

16.	Good Standing Certificate of Chestnut Ridge from the Secretary of State of the State of Delaware and each state in which it is registered to do business as a foreign corporation, if any.	Borrower	Complete

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17.	Tax Lien Certificate of Chestnut Ridge from the State of Delaware and each state in which it is registered to do business as a foreign corporation, if any.	Borrower	Complete

18.	Certificate of Secretary of Chestnut Ridge as to (i) resolutions of its Board of Directors authorizing Chestnut Ridge to enter into the First Amendment and all related documents, (ii) incumbency, (iii) no amendments to its Certificate of Incorporation or Bylaws, (iv) the exact legal name of Chestnut Ridge, (v) the organizational identification number of Chestnut Ridge, (vi) the tax identification number of Chestnut Ridge and (vii) a list of all fictitious or trade names of Chestnut Ridge.	Borrower	Complete

RELATED DOCUMENTS

19.	(i) UCC Lien Searches with respect to Chestnut Ridge (at the state level only) in its jurisdiction of formation and (ii) judgment and tax lien searches with respect to Chestnut Ridge (at the state and county level) in its jurisdiction of formation (collectively, the “Lien Searches”).	Borrower	Complete

20.	Fully executed copies of the UCC-3 Termination Statements, Mortgage Satisfaction Pieces and any other releases that may be necessary to satisfy any and all existing liens on the assets of Chestnut Ridge or disclosed by the Lien Searches that are not permitted under the Credit Agreement (including payoff letters or releases, as applicable), in form and substance satisfactory to the Agent.	Borrower/ Agent	N/A

21.	Original stock certificates of Chestnut Ridge issued to the Borrower representing all of the capital stock of Chestnut Ridge, along with transfer powers in blank with respect thereto.	Borrower	Original stock certificate(s) and power(s) to be delivered to Indenture Collateral Agent

22.	Evidence of Hazard and Liability Insurance of Chestnut Ridge at each of its locations in accordance with the terms of the Credit Agreement, along with endorsements naming the Agent on behalf of the Lenders as additional insured and lender loss payee, as its interests may appear.	Borrower

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23.	Opinions of Counsel to the Loan Parties (including local counsel opinions as required by the Agent in its sole discretion) (including an enforceability opinion with respect to Pennsylvania law) in form and substance satisfactory to the Agent.	Borrower	Form final; to be executed

24.	Fully executed copies of all (i) leases of real property to which Chestnut Ridge is a party and (ii) those leases of personal property to which Chestnut Ridge is a party with respect to which liens are identified on the Lien Searches to include assets in addition to specific equipment and the proceeds thereof.	Borrower	N/A

25.	Fully executed copies of all warehouse agreements to which Chestnut Ridge is a party and other similar agreements with respect to the inventory of Chestnut Ridge.	Borrower	N/A

26.	Copies of all other material contracts of Chestnut Ridge including, but not limited to, (i) all indentures and related documents, if any, (ii) other purchase and sale agreements including related documentation specifying representations and warranties, (iii) union contracts, (iv) vendor supply agreements, (v) loan documents, (vi) management agreements and (vii) employment agreements.	Borrower	N/A

27.	Fully executed copies of all Indenture Documents (as defined in the First Amendment).	Borrower

28.	Officer’s Certificate of each Loan Party regarding no material adverse change and the accuracy of representations and warranties, etc.	Agent/ Borrower	Forms final; to be executed

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EXHIBIT 6.10

MORTGAGE, ASSIGNMENT OF RENTS AND

LEASES AND FIXTURE FILING

from

[                    ], Mortgagor

to

PNC BANK, NATIONAL ASSOCIATION, as Agent, Mortgagee

DATED AS OF [            ], 201

Property Address: [                    ]

[County, State]

After recording, please return to:

[Address of Agent’s Counsel]

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES AND

FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [                    ], 201     is made by [                    ], a [                    ] (“Mortgagor”), having an address at [                    ], to PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent under the Credit Agreement defined below (in such capacity, together with its successors and assigns, “Mortgagee”), having an address at [                    ]. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders, restatements and replacements of this instrument.

Background

A. Mortgagor (i) is the owner of the parcel(s) of real property described on Schedule A attached hereto (the “Land”) and (ii) owns, leases or otherwise has the right to use all of the buildings, improvements, structures and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

B. Horsehead Corporation, a Delaware corporation (“Borrower”), the guarantors party thereto, the financial institutions party thereto as lenders (collectively, the “Lenders”) and PNC Bank, National Association, in its capacity as agent for the Lenders, have entered into that certain Revolving Credit and Security Agreement, dated as of September 28, 2011 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

The terms of the Credit Agreement are incorporated by reference in this Mortgage as if the terms thereof were fully set forth herein.

C. Pursuant to the terms and conditions of the Credit Agreement, inter alia, the Borrower has issued certain Notes in the initial aggregate principal amount of $[            ].

D. [In connection with the Credit Agreement, Mortgagor has executed and delivered that certain Guaranty and Suretyship Agreement, dated as of                  , 201     (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which Mortgagor has guaranteed, inter alia, the payment in full of all principal, interest and other amounts due under the Notes and all other obligations of the Borrower to the Lenders.]1

E. It is a covenant of the Loan Parties under the Credit Agreement that Mortgagor execute and deliver this Mortgage to Mortgagee.

[1]	To be inserted if Mortgagor is a Guarantor.

2

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor agrees that this Mortgage is given to secure the following (collectively, the “Obligations”):

(a) the [Obligations] [Debtor Liabilities (as defined in the Guaranty Agreement)]; and

(b) the due and punctual payment and performance of each obligation, term, covenant and condition to be performed or observed by Mortgagor under, in connection with or pursuant to the provisions of this Mortgage and any of the Other Documents.

IN ORDER TO SECURE THE OBLIGATIONS, MORTGAGOR HEREBY IRREVOCABLY GRANTS, TRANSFERS AND ASSIGNS TO MORTGAGEE, WITH POWER OF SALE, all of Mortgagor’s right, title and interest in and to the following:

(A) the Real Estate;

(B) all right, title and interest of Mortgagor in, to and under all easements, rights of way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof;

(C) all of the fixtures and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Mortgagor and now or subsequently contained in or used or usable in any way in connection with any operation or letting of the Real Estate (all of the foregoing in this paragraph (C) being referred to as the “Fixtures”);

(D) all right, title and interest of Mortgagor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and Fixtures, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor,

(E) all right, title and interest of Mortgagor in, to and under all leases, subleases, underlettings, concession agreements, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate, the Fixtures, or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and all Waivers of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of cash and securities deposited thereunder and the right to receive and collect the

3

revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (as defined below) (collectively, the “Rents”);

(F) all proceeds, both cash and noncash, of the foregoing;

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Mortgagor and described in the foregoing clauses (A) and (D) are collectively referred to as the “Premises”, and those described in the foregoing clauses (A) through (F) are collectively referred to as the “Mortgaged Property”).

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby granted unto Mortgagee, its successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed.

Terms and Conditions

Mortgagor further represents, warrants, covenants and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the title to the Premises, subject only to Permitted Liens.

2. Payment and Performance of Obligations. Mortgagor shall pay and perform the Obligations at the times and places and in the manner specified in the Credit Agreement and the Other Documents, as applicable.

3. Requirements.

(a)	Mortgagor shall promptly comply with, or cause to be complied with, and conform to all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements, and irrespective of the nature of the work to be done, of each of the United States of America, any state and any municipality, local government or other political subdivision thereof and any agency, department, bureau, board, commission or other instrumentality of any of them, now existing or subsequently created (collectively, “Governmental Authority”) which has jurisdiction over the Mortgaged Property and all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, the failure to comply with which could have a material adverse affect on Mortgagor’s continued operations at the Mortgaged Property or on the validity or enforceability of this Mortgage, the Credit Agreement or any of the Other Documents or any of the rights and remedies of the Agent and the Lenders hereunder or thereunder. All present and future laws, statutes, codes, ordinances, orders, judgments, decrees, rules, regulations and requirements of every Governmental Authority applicable to Mortgagor or to any of the Mortgaged Property and all covenants, restrictions, and conditions which now or later may be applicable to any of the Mortgaged Property are collectively referred to as the “Legal Requirements.”

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(b)	From and after the date of this Mortgage, Mortgagor shall not by act or omission permit any building or other improvement on any premises not subject to the lien created by this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any Legal Requirement, and Mortgagor hereby assigns to Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Mortgagor shall not by act or omission impair the integrity of any of the Real Estate as a single zoning lot separate and apart from all other premises. Mortgagor represents that each parcel of the Real Estate constitutes a legally subdivided lot, in compliance with all subdivision laws and similar Legal Requirements. Any act or omission by Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.

4. Payment of Taxes and Other Impositions.

(a)	Promptly when due, Mortgagor shall pay and discharge all taxes, assessments and governmental charges imposed upon or assessed against or which may become a lien on any of the Mortgaged Property, or arising in respect of the occupancy, use or possession thereof (all of the foregoing are collectively referred to as the “Impositions”) in accordance with Section 4.13 of the Credit Agreement. If by law any Imposition, at Mortgagor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Mortgagor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b)	If Mortgagor is in default of its obligation to pay and discharge Impositions as required under this Section 5, then Mortgagee, at its option, may pay any Imposition after the date such Imposition shall have become due. Any sums paid by Mortgagee in discharge of any Impositions shall be payable on demand by Mortgagor to Mortgagee together with interest at the Default Rate.

(c)	Mortgagor shall not claim, demand or be entitled to receive any credit or credits toward the satisfaction of this Mortgage or on any interest payable thereon for any taxes assessed against the Mortgaged Property or any part thereof, and shall not claim, to the extent any such claim could materially affect the lien of this Mortgage, any deduction from the taxable value of the Mortgaged Property by reason of this Mortgage.

5. Insurance.

(a)

Mortgagor shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of Mortgagor, are adequate and appropriate for the conduct of the business of Mortgagor in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such

5

deductibles, and by such methods as shall be customary, in the good faith judgment of Mortgagor, for companies similarly situated in the industry in which Mortgagor is engaged.

(b)	If any portion of the Premises is located in a federally designated special flood hazard area, the Mortgagor shall keep the improvements on the Premises insured against loss by flood in an amount at least equal to the outstanding Obligations or the maximum limit of coverage available with respect to such improvements under the applicable federal statute, whichever is less.

(c)	Mortgagor will cause any property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, which endorsement or policy shall provide that if the insurance carrier shall have received written notice from Mortgagee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Mortgagor under such policies directly to the Trustee. Mortgagor shall cause all such policies to provide that neither Mortgagor, Mortgagee nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement” or similar endorsement without any deduction for depreciation. Liability insurance policies shall name Mortgagee as an additional insured and contain a waiver of subrogation against Mortgagee.

(d)	If Mortgagor is in default of its obligations to insure as required under this Section 5, then Mortgagee, at its option, may effect such insurance from year to year, and pay the premium or premiums therefor, and Mortgagor shall pay to Mortgagee on demand such premium or premiums so paid by Mortgagee with interest from the time of payment at the Default Rate.

(e)	In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Liens, and except as expressly permitted under the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien created by this Mortgage and whether recourse or non-recourse.

7. Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement, Mortgagor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

8. Maintenance; No Alteration; Inspection; Utilities.

(a) Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace or rebuild promptly any part of the

6

Premises which may be damaged or destroyed by casualty. The Improvements shall not be demolished (without replacing) or altered, nor any additions built, which in any of the foregoing events would materially reduce the fair market value of the Mortgaged Property.

(b) Mortgagee and any persons authorized by Mortgagee shall have the right upon reasonable notice to enter and inspect the Premises and all work done, labor performed and materials furnished in and about the Improvements.

(c) Mortgagor shall pay or cause to be paid when due all utility charges which are incurred for gas, electricity, water or sewer services furnished to the Premises and all other assessments or charges of a similar nature, whether public or private, affecting the Premises or any portion thereof, whether or not such assessments or charges are liens thereon.

9. Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any portion thereof, Mortgagor will notify Mortgagee of the pendency of such proceedings. Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof, provided that Mortgagor shall promptly repair and restore the Mortgaged Property to its condition prior to such condemnation, regardless of whether any award shall have been received or whether such award is sufficient to pay for the costs of such repair and restoration.

10. Restoration. Mortgagor shall use all insurance proceeds and all condemnation proceeds and awards to restore the Mortgaged Property promptly to its condition prior to such casualty or condemnation (giving effect to the remaining configuration of the Premises after such condemnation), and in compliance with all Legal Requirements.

11. Further Assurances. To further assure Mortgagee’s rights under this Mortgage, Mortgagor agrees upon demand of Mortgagee to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be required by Mortgagee to confirm the lien of this Mortgage and all other rights or benefits conferred on Mortgagee.

12. Mortgagee’s Right to Perform. Upon the occurrence and during the continuation of an Event of Default, Mortgagee may, at any time, but shall be under no obligation to, pay or perform any of the covenants or agreements of Mortgagor, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Mortgagor to Mortgagee and the same shall be secured by this Mortgage and shall be an encumbrance on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property

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attaching subsequent to the date of this Mortgage. No payment or advance of money by Mortgagee under this Section shall be deemed or construed to cure Mortgagor’s default or waive any right or remedy of Mortgagee.

13. Secured Amount. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

14. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

15. Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, in addition to any other rights and remedies Mortgagee may have pursuant to the Credit Agreement or any of the Other Documents, or as provided by law, and without limitation, Mortgagee may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(i) Mortgagee may elect to cause the Mortgaged Property or any part thereof to be sold as follows:

(A) Mortgagee may proceed as if all of the Mortgaged Property were real property in accordance with subparagraph (C) below, or Mortgagee may elect to treat any of the Mortgaged Property which consists of a right in action or which is property that can be severed from the Real Estate without causing structural damage thereto as if the same were personal property, and dispose of the same in accordance with the provisions of this Mortgage which relate to the exercise of remedies with respect to that portion of the Mortgaged Property which is personal property, separate and apart from the sale of real property.

(B) Mortgagee may cause any such sale or other disposition to be conducted immediately following the expiration of any grace period, if any, herein provided, and any advertisement, the giving of any notices and the expiration of any time period required by law or herein, or Mortgagee may delay any such sale or other disposition for such period of time as Mortgagee deems to be appropriate. Should Mortgagee desire that more than one (1) such sale or other disposition be conducted, Mortgagee may, at its option, cause the same to be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Mortgagee may deem to be appropriate.

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(C) Should Mortgagee elect to sell the Mortgaged Property or any part thereof which is real property or which Mortgagee has elected to treat as real property, upon such election, the Mortgagee shall give such notice of default and election to sell as may then be required by law. Thereafter, upon the expiration of such time and the giving of the required notice(s) and after having advertised the sale as required by law, and without the necessity of any demand on Mortgagor except as required herein or by law, Mortgagee, at the time and place specified in the notice of sale, shall sell the Mortgaged Property or any portion thereof specified by Mortgagee, at public auction to the highest bidder for cash in lawful money of the United States. Mortgagee may, from time to time, postpone the sale by public announcement thereof at the time and place noticed therefor. If the Mortgaged Property consists of several lots or parcels, Mortgagee may designate the order in which such lots or parcels shall be offered for sale or sold. Any person, including Mortgagor or Mortgagee, may purchase at the sale. Upon any sale, Mortgagee shall execute and deliver to the purchaser or purchasers a deed or deeds conveying the property so sold, but without any covenant or warranty whatsoever, express or implied, whereupon such purchaser or purchasers shall be entitled to immediate possession.

(D) In the event of a sale or other disposition of the Mortgaged Property, or any part thereof, and the execution of a deed or other conveyance pursuant thereto, the recitals therein of facts, such as default, the giving of notice of default and notice of sale, demand that such sale should be made, postponement of sale, terms of sale, sale, purchase, payment of purchase money and other facts affecting the regularity or validity of such sale or disposition, shall be conclusive proof of the truth of such facts; any such deed or conveyance shall be conclusive against all persons as to such facts recited therein.

(E) The acknowledgment of the receipt of the purchase money, contained in any deed or conveyance executed as aforesaid, shall be sufficient discharge to the grantee from all obligations to see to the proper application of the consideration therefor as hereinafter provided.

(ii) Mortgagee may, to the extent permitted by applicable law, (A) institute and maintain an action of judicial foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Notes, (C) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale) as set forth above or (D) take such other action at law or in equity for the enforcement of this Mortgage, the Credit Agreement or any of the Other Documents as the law may allow. Mortgagee may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Mortgagee from the date of judgment until actual payment is made of the full amount of the judgment.

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(iii) Mortgagee may, to the extent permitted by applicable law, personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, (A) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (B) to enforce, cancel or modify any Lease and (C) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(iv) Upon the completion of any sale or sales made by Mortgagee, as the case may be, under or by virtue of this subsection (a), Mortgagee or any officer of any court empowered to do so, shall execute and deliver as aforesaid, to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Mortgagee is hereby appointed irrevocably the true and lawful attorney of Mortgagor in its name and stead to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property or any part thereof and the rights so sold and for that purpose, Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its attorney or any substitute or substitutes shall lawfully do by virtue hereof. Nevertheless, Mortgagor, if so requested by Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Mortgagee, for the purpose as may be designated in such request.

(v) Mortgagor hereby expressly waives any right which it may have to direct the order in which any of the Mortgaged Property shall be sold in the event of any sale or sales pursuant hereto.

(b) Mortgagee, in any action to foreclose this Mortgage in a judicial procedure or in connection with the exercise of any power of sale, shall be entitled to the appointment of a receiver. In case of a trustee’s sale or foreclosure sale, the Real Estate may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Mortgage, Mortgagee shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Mortgagee shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Mortgage.

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16. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums that Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, and documents evidencing the Obligations and the other expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

17. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee as a matter of right and without notice to Mortgagor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

18. Extension, Release, etc.

(a) Without affecting the lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Mortgagee may, from time to time and without notice, agree to (i) release any person liable for any portion of the Obligations, (ii) extend the maturity or alter any of the terms of the indebtedness guaranteed under any guaranty of any of the Obligations, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any Obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the encumbrance created by this Mortgage until the encumbrance amount shall equal the principal amount of the Obligations outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the encumbrance of this Mortgage or any liens, rights, powers or remedies of Mortgagee hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

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(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Obligations or to foreclose the lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

19. Fixture Filing. To the extent any of the Mortgaged Property constitutes “fixtures” within the meaning of the Uniform Commercial Code (the “Code”) of the state where the Real Estate is located, then this Mortgage is to be filed and effective as a financing statement filed as a fixture filing within the meaning of the Code. The Mortgagor is the “Debtor,” and the address of the Debtor set forth in the initial paragraph of this Mortgage is the mailing address of the Debtor. The Mortgagee is the “Secured Party” and the place of business of the Mortgagee set forth in the initial paragraph of this Mortgage is an address of the Secured Party from which information concerning the security interest may be obtained.

20. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of all of the Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are paid and performed in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents, and Mortgagor shall be entitled to collect, receive, use and retain the Rents unless an Event of Default shall be in effect; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee if an Event of Default occurs by giving not less than five days’ written notice of such revocation to Mortgagor, in the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, the Rents and any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

21. Trust Funds. To the extent required under applicable law, all lease security deposits of the Real Estate shall be treated as trust funds not to be commingled with any other funds of Mortgagor. Within 10 days after request by Mortgagee, Mortgagor shall furnish Mortgagee satisfactory evidence of compliance with this section, together with a statement of all lease security deposits by lessees and copies of all Leases not previously delivered to Mortgagee, which statement shall be certified by Mortgagor.

22. Additional Rights. The holder of any subordinate lien or subordinated mortgage on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Mortgage, nor shall Mortgagor consent to any holder of any

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subordinate lien joining any tenant under any Lease in any action to foreclose such lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Mortgage all subordinate lienholders and the beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. If an Event of Default occurs and is continuing, Mortgagee may, in its sole discretion and without regard to the adequacy of its security under this Mortgage, apply all or any part of any amounts on deposit with Mortgagee under this Mortgage against the Obligations as more fully set forth in the Credit Agreement. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Mortgagee on account of such Default or Event of Default.

23. Notices. All notices or other communications hereunder shall be given in the manner and to the addresses determined under the Credit Agreement.

24. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

25. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Mortgage, the Credit Agreement or any of the Other Documents, the obligations of Mortgagor and of any other obligor under the Credit Agreement and the Other Documents shall be subject to the limitation that Mortgagee shall charge, take or receive, and neither Mortgagor nor any other obligor shall be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Mortgagee.

26. Mortgagor’s Waiver of Rights. To the fullest extent permitted by law, Mortgagor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay of execution, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Mortgagee of the power of sale or other rights hereby created. Mortgagor further waiver, to the extent permitted by applicable

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law, all errors and imperfections in any proceedings instituted by Mortgagee under this Mortgage, and all notices of any Event of Default (except as may be provided for under this Mortgage) or of Mortgagee’s election to exercise its actual exercise of any right, remedy or recourse provided for under this Mortgage.

27. Remedies Not Exclusive. Mortgagee shall be entitled to enforce payment and performance of all of the Obligations and to exercise all rights and powers under this Mortgage, or under any of the Security Documents, or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by the Credit Agreement or any of the Other Documents to Mortgagee or to which Mortgagee may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Mortgagee. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “beneficiary in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

28. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold or be the beneficiary of one or more additional deeds of trust, liens, mortgages or other security for the Obligations upon other property in the state where the Real Estate is located (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to some or all of the Lenders to make certain loans to and to enter into certain agreements with Mortgagor, and for Mortgagee to enter into the Credit Agreement, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral secures the Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then,

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whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay the execution of, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the state where the Real Estate is located) which secures the Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay the execution of, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations in the most economical and least time-consuming manner.

29. Successors and Assigns. All covenants of Mortgagor contained in this Mortgage are imposed solely and exclusively for the benefit of Mortgagee and its respective successors and assigns, and no other persons or entities shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants. All such covenants of Mortgagor shall run with the land and bind Mortgagor, the successors and assigns of Mortgagor (and each of them) and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of Mortgagee and its successors and assigns. The word “Mortgagor” shall be construed as if it read “Mortgagors” whenever the sense of this Mortgage so requires, and if there shall be more than one Mortgagor, the obligations of the Mortgagors shall be joint and several.

30. No Waivers, etc. Any failure by Mortgagee to insist upon the strict performance by Mortgagor of any of the terms and provisions of this Mortgage shall not be deemed to be a waiver of any of the terms and provisions hereof, and Mortgagee, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Mortgagor of any and all of the terms and provisions of this Mortgage to be performed by Mortgagor. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate mortgage or the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien or mortgage.

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31. GOVERNING LAW, ETC. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE REAL ESTATE IS LOCATED, EXCEPT THAT MORTGAGOR EXPRESSLY ACKNOWLEDGES THAT BY ITS TERMS THE CREDIT AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW, AND FOR PURPOSES OF CONSISTENCY, MORTGAGOR AGREES THAT IN ANY IN PERSONAM PROCEEDING RELATED TO THIS MORTGAGE THE RIGHTS OF THE PARTIES TO THIS MORTGAGE SHALL ALSO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

32. Waiver of Trial by Jury. Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee for foreclosure hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding. Such waiver shall not be construed so as to prevent Mortgagor or Borrower from interposing a counterclaim against Mortgagee concerning the Obligations.

33. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the term “Mortgagee” shall mean “Mortgagee or any successor agent for the Lenders,” the word `person” shall include any individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience of reference only and in no way limit or amplify the provisions hereof.

34. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the Other Documents and the exercise of any right or remedy by the Mortgagee hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage with respect to lien priority or rights and remedies in connection with the Shared Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

35. [LOCAL LAW PROVISIONS TO BE INSERTED FOR EACH STATE]

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IN WITNESS WHEREOF, the undersigned, by its duly elected officers and pursuant to proper authority of its board of directors has duly executed, acknowledged and delivered this instrument on [                    ], 201    .

[ ],
a [ ]

By:
Name:
Title:

[                    ] SIGNATURE PAGE

[LOCAL COUNSEL TO PROVIDE NOTARY BLOCK]

[                    ] NOTARY PAGE

Schedule A

Description of the Land

[To be inserted or attached]